Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Q2 2008 Tidewater Earnings Conference Call

Event Date/Time: Oct. 26. 2007 / 10:00AM ET

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater—Executive Chairman, CEO and President

Keith Lousteau

Tidewater—CFO, EVP and Treasurer

Joe Bennett

Tidewater—Principal Accounting Officer, Chief IR Officer, SVP

Steve Dick

Tidewater—EVP

CONFERENCE CALL PARTICIPANTS

Ken Sill

Credit Suisse—Analyst

Pierre Conner

Capital One Southcoast, Inc.—Analyst

Michael Farrow

Analyst

Daniel Burke

Johnson Rice & Company—Analyst

PRESENTATION

Operator

Good morning. My name is Darlene and I will be your conference operator today. At this time, I would like to welcome everyone to the fiscal 2008 second quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions)Thank you.

I will now turn the call over to Mr. Dean Taylor, Chairman, President and CEO of Tidewater Incorporated. Mr. Taylor, you may begin your conference.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Thank you, Darlene. Good morning, everyone, and welcome to Tidewater’s fiscal 2008 second quarter earnings conference call for period ending September 30th, 2007. I’m Dean Taylor, Tidewater’s Chairman, President and CEO and I will be hosting the call this morning. With me today are Keith Lousteau, our Executive Vice President and Chief Financial officer, Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investing Relations Officer, Steve Dick, Executive Vice President, In Charge of Strategic Relationships, Shipyard Operations and Vessel Acquisitions and Dispositions. Bruce Lundstrom, my new Senior Vice President, General Counsel and Secretary, and Nancy Morovich, our Senior vice President for Strategic Planning and Analysis.

We will follow our usual format this morning. I will start with some comments about our just released earnings results. Following my remarks, I will turn the call over to Keith for a detailed review of the numbers as well as the status report on our new build and vessel replacement program. I will then return with the discussion of our view of our markets and a review of our strategy. We will then open the call for questions. At this time, I will ask Keith to read our Safe Harbor statement and then we can get started.

Keith Lousteau —Tidewater—CFO, EVP and Treasurer

Thank you, Dean. Good morning, everyone. During today’s conference call, Dean, I and other Tidewater management may make certain comments and statements which may be considered forward-looking. I know that you understand that there are risk, uncertainties and other factors that may cause the company’s actual future performance to be materially different from that stated or implied by any comment we may make today during this conference call. Back to you, Dean.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Thanks. Okay, let’s begin. Earlier this morning, Tidewater reported earnings for the September 30th, 2007 quarter. Our 2008 second fiscal quarter of $86.5 million or $1.56 for fully diluted tier consistent with our guidance issued on October 16th. Revenues for the quarter increased 4.4% sequentially, from the June quarter, for $319 million.

Our overall fleet day rate in the September quarter of $10,064 increased to 2.2% from the June quarter average. The day rate improvement, which increased steadily throughout the quarter was driven primarily by a 6% increase over June’s average for our 220 international towing supply and supply vessels or a component of our fleet. In our view, this improvement reflects a willingness of international operators to bid up day rates and enter into more termed contracts to ensure that they have the vessels to accomplish their growing offshore work programs. This trend should be a positive for Tidewater’s outlook as over 85% of our revenues come from international markets. On the other hand, the financial results also reflect a quarter marked by an overall fleet utilization rate of 77%, or just over 87% in you exclude our 51 stack vessels. Essentially flat with last year’s quarterly rate and down $0.08 of a percentage point from the June quarter. The reasons for the essentially flat utilization will be discussed later in the call.

Overall, however, our outlook is one for further market growth. And it is important that we continue to execute our long-standing fleet renewal program, which included the delivery of four new vessels during the September quarter and also included the addition of nine more vessels to our new construction or to book in order to keep Tidewater well positioned to capitalize on positive market trends.

But, again, more about these developments later after I update you on two very unfortunate events. One that occurred during the quarter and one just three days ago. On August 23rd, a dedicated Tidewater employee lost his life in one of our newly acquired vessels mobilizing from the Middle East to West Africa. He was lost rounding the southern tip of Africa. On Tuesday of this week, two of our Tidewater crewmen lost their lives while attempting, during a significant storm, to rescue over 80 individuals that had been forced to evacuate a jacked up rig next to a rig in the Bay of Campeche off of Mexico after an apparent gas leak on the platform. We are deeply saddened and disappointed by what now our seven lost time accidents in the first seven months of this fiscal year, including five fatalities. Though our total recordable incident rate or TRIR through the 23rd of October this year, 0.21 for 200,000 man hours is good, and at present is the second best in our company’s history and though it compares favorably to American industry in general, we consider it unsatisfactory. We cannot and will not be satisfied until we have eliminated fatalities and lost time accidents from our work place.

We advise you of these losses because we believe that only by making our shortcomings public will we eliminate them. Our dedicated 8,000 plus employees and our many loyal customers deserve that we prevent recurrence of these types of incidents. The risks of our work place must be mitigated in such a fashion to produce a safety performance that is expected of us and for which our company stands.

On another important issue, our internal SCPA investigation of payments to third party agents that assist Tidewater in procuring temporary importation permits in our vessels in Nigeria is ongoing. We also recently announced that our audit committee has requested our Washington, D.C.,-based special counsel to expand the SCPA review to include our use of third-party marketing and other agents, and immigration and customs practices in other countries. While it may be sometime before we offer further updates on either of these matters, we can advise you that we continue to work alongside other industry participants to seek an acceptable long-term resolution of the Nigerian temporary importation permit issue. We have adopted alternative processes for obtaining Nigeria temporary importation permits that are functioning in the short term, but a longer term industry solution is still important.

Let me now spend a few minutes talking about the effect of regulatory and maintenance dry dockings in our quarterly results. As you have seen in this morning’s release, our vessel revenues for the quarter increased 1.5% over the prior quarter to $297.4 million, but that gain reflects the negative impact of about $6 million of lost revenue due to the timing of vessel dry dockings, especially for several of our large deepwater vessels and a number of our other new vessels. The magnitude of the lost revenues and increased costs associated with these dry dockings means that as more of these newer vessels populate our fleet, the pattern of our future quarterly earnings growth may change from our historic experience.

The impact of these dry dockings on our quarterly earnings is a dynamic that we will need to monitor as we go forward with our fleet renewal program. With deepwater vessel day rates in the $20,000 to $40,000 per day range, the loss of, say, 30 days of revenue is no longer an insignificant event, especially when contrasted to when our older smaller vessels were earning day rates that were substantially lower. When one adds multiple deepwater high revenue generating vessels to the deepwater role in any given quarter, our revenues will be noticeably impacted, as well as our profitability. Profitability is impacted because our operating cost during the dry docking are not totally eliminated, and the repair and the maintenance expense associated with these large vessels is greater than for our older, smaller and fully depreciated vessels.

Dry dock timing is not a serious issue, generally, on a year-to-year basis, however, on a quarter-to-quarter basis, dry dockings can distort the underlying trends of Tidewater’s business. We will do our best to give you additional information to help you anticipate the impact that dry dockings may have on future quarterly earnings. With those initial comments, let me turn the call over to Keith to review the financial numbers for the quarter and provide a status update on our vessel new building program. Keith?

Keith Lousteau —Tidewater—CFO, EVP and Treasurer

Good morning once again. For your information, we do not plan on filing our Form 10-Q today. The regulatory filing date for such a required filing is November 9th. We fully expect to have the form filed plenty ahead of that time, but because of the nature of the ongoing inquiry into the foreign corrupt practices and the Nigerian situation, we feel it’s best to delay the filing of the 10-Q as long as possible, so that we can provide the best possible information whenever we do file it.

As we said, we did issue a press release this morning. It is an expanded type of press release which has many of the tables revolving around the individual fleet status and the fleet economics for the quarter. As Dean mentioned, we reported this morning earnings for the quarter, fully diluted of $1.56. You might remember the June quarter, which would sound like it was rather ho-hum which was a quarter in which we reported $1.55, and going back to the same September quarter a year ago, when one factors out the $0.31 gain in that quarter from the sale of a substantial number of tugs at that point, that quarter would have also showed a — a net income on the bottom line of about $1.55.

The significant difference between the September quarter that we’re reporting today and the last quarter is a $0.07 difference in the gain on sale in the June quarter. We had significantly higher sales on an after-tax basis. The difference between the two quarters was about $0.07. So the quarter on a stand alone basis is a little bit better than last quarter, a little bit better than what would initially be looked at until you factor out the difference in the gain on sales. As we’ve said for a long time, we think the going rate of $2 to $2.5 million per quarter on vessel sales is about the right number on the recurring basis.

Overall revenues we were reporting today were up about 4% but the significant number, as Dean mentioned, was about a 1.5% rise in vessel revenues. Because of the nature that the dry docks are starting to play in our industry, when I get through with my comments here, and I will be a little briefer than normal, I am going to ask Joe Bennett to explain to everyone a little bit about the dry docking cycle and how these things can get aggregated into a quarter and how sometimes they can slide from quarter to quarter. And more importantly, we historically have always looked at dry docks as an expense item, one to be considered from quarter to quarter but it is certainly evolving now, as Dean is mentioning, with deepwater vessels and some of them generating revenues up to $50 and $55,000 per day, the dry dockings are certainly starting to have an effect on revenue from quarter to quarter.

The tax rate for the quarter, it came in at about 18%, that’s because we have made an overall adjustment as to what we anticipate the annual rate to be, we believe now that the annual rate, the taxation rate for Tidewater should end the year at about 18.5%. In the first quarter, we started with the belief that might be about 19%. The adjustment down to 18.5% on an annual basis resulted in the quarter going down to 18%. When one looks at the numbers and looks at the significance of our international operations in relationship to the domestic operations, one can see where the tax rate would be going down a little bit as international earnings are generally subjected to a lower tax rate than the domestic earnings, which are taxed at a full 35%.

One of the things I would like everybody to look at when — when the call is over, look at the number of average shares outstanding for the quarter. The number has fallen. We did have an active buyback program during the quarter. Dean will mention some numbers later on. We ended the quarter with about 54.9 million shares outstanding. We would think a fully diluted number for the next quarter before any additional buybacks would fall and probably would be in about the 55.2 million range, as opposed to the 55.5 million used in this quarter. So the program was active, and we bought back about 1 million shares.

Looking at cost numbers a little bit for the quarter, you’ll see that costs came in at $142 million in this call a quarter ago, we gave guidance we thought the number would be between 136 and 140. We had a little bit of excess cost, unanticipated, some emergency dry docks. We had a couple of items and other vessel costs that we don’t think will be repeated into the future and insurance number, unfortunately — although the insurance number for the quarter does not appear to be unusually large because of the incidents that Dean has talked about. The insurance number did not — did not enjoy the benefits of some credits that we would have anticipated from an improving safety record from quarter to quarter. We do maintain substantial self-deductibles within our risk programs, and those types of incidents do affect the bottom line and create a little bit of volatility.

More importantly, looking forward, you will hear that this is a quarter that we anticipate taking delivery of about eight more vessels. Those vessels during the quarter are not expected to generate an awful lot of revenue. In most cases, we do have [mold] revenue to the new job but we would think new vessels in this quarters are going to add to our expenses about $3 million to $4 million. And this is a quarter where we think dry docking expense will be up a little bit again. In fact, we think it will be about $2 million higher than last quarter, although we think the revenue effect this quarter will be less dramatic than last quarter. But speaking in terms of cost, I would guide that the $142 million cost number of last quarter, when you take into account that the $3 to $5 million of additional cost on the new fleet and perhaps $2 million of dry dockings, I feel comfortable saying that we estimate that costs for the quarter will be in the $147 million to $149 million range.

Dean mentioned a $6 million number as being the revenue effect of dry docks last quarter. That number, dry docks themselves cost us much more than that. The $6 million reduction in revenue was the net difference in revenue lost from the June quarter to the September quarter for the additional type of dry dockings that were being done. And I think our current estimate is even though we will do more expense dry dockings in this December quarter, as I mentioned, perhaps about $2 million more, we think the effect on revenue will be less traumatic than it was in September. In fact, we think we should have a net revenue pickup of 3 to $4 million in the December quarter from the difference in dry docking and the type of vessels that are being dry docked.

Looking at some of the individual classes and their results — and this is where I would like to pay particular attention because we think we did have some very positive revenue items that developed during the quarter, even though they were obviously offset by the negative dry docking numbers that resulted in a revenue growth of only overall, 1.5%. When you look at the domestic deepwater fleet, we did add one vessel late in the quarter. We took delivery of our eighth domestic deepwater vessel. It is going to help domestic a little bit. We are reporting an average date rate for the September quarter of $23,382. In the previous quarter, we were almost dead on at 23,432 and today we still — we are averaging about $22,000 in that class as we sit here today.

In the September quarter, we had a utilization factor right at 95%, which was actually up from the 91% we reported in the June quarter. Activity in the domestic deepwater for those eight vessels remains quite strong, but I am going to have to guide anyone who is trying to run a model that three of those eight vessels are scheduled for dry docking in the December quarter. So we believe even though utilization for that fleet today may be running at 94, 95%, we think the average for the December quarter will probably come in something around 75%, because of those three dry dockings.

In the supply — towing and supply division, where we operated 35 vessels domestically last quarter, the average day rates were basically unchanged from the previous quarter. We averaged at $11,856. We currently are averaging a number that’s less than that. People would have to tell you that the inland or the shallow water, the shelf activity on the Gulf of Mexico was affected negatively last quarter. Currently, the day rate is averaging around $11,200. Our utilization in that segment was down last quarter to 56.6% from 61% in the June quarter. And today, we are probably averaging about 50% utilization in regard to that activity.

Many of the independent drillers have evidently, or in September and into early October, have taken the position that it’s hurricane season still, and putting rigs and boats on charter and taking them off with hurricane scares and going back was something worth delaying a few months. So that activity generated some reviews to revenue last quarter. Internationally — and this is where the dry dock story runs through the revenue line, we still operate about 30 deepwater vessels. The average day rate for last quarter fell from the previous quarter’s rate of $23,175, down to $22,423. No significant fall off in day rates in the real world or in the marketing world. The falloff was due to three of our biggest anchor handlers being off chartered due to dry docks during the quarter. Today, we are averaging a day rate that’s right back up in the $23,500 range.

Utilization in that segment fell last quarter to 91.8% from the previous quarter’s 96.3%. So this is where we are talking about where in this one class, you start losing 5% utilization on vessels that are averaging 23 or $24,000 a day over 30 vessels over 90 days, serious deterioration of revenue. All of the vessels or the bigger vessels in that class are now back and they are fully operational. In addition to getting the day rate back up to the historical rates, we believe, for this quarter, we are going to average 93 to 94% utilization in that class.

Internationally and we think this is the most positive story from the quarter, the 221 supply and towing supply vessels that we operate internationally, we saw an almost — we saw slightly an excess of $600 or 6% day rate average increase up to $10,080. In the previous quarter, we had announced a day rate of $94,078, so a nice $600 gain.

Utilization, even though this class obviously participates quite strongly in any dry docks just because of the number of vessels, utilization for the quarter came in. right at 76.9% which was almost a perfect match to the previous quarter, 77.4%. The day rates have increased even slightly higher than that $600 increase from last quarter. Today, we would tell you that we think we are averaging about 10,300 in this class. And even though we are going to have a significant number of dry docks in that class, we would — we would think that utilization for the quarter should come in at about 76%. Those are the classes that we generally highlight in our initial comments.

Going on a little further, obviously, our balance sheet continues to remain quite strong. We do have two or three capitalized leases on our books now that international leases that we undertook as ways of getting owners to sell us some equipment. So we are carrying a total debt number on our books now with 353 as opposed to the historical $300 million you see in your notes that we have outstanding. But even using that number, our gross debt to total equity number is about a 15.5% ratio.

When you take into account the amount of cash that we have on a net basis, our debt is less than 2%. We currently — and I think you will hear some more comments on this, we currently have 50 vessels under construction. I think Steve will go through a little bit later on the details of what they are. They represent a total value of $851 million, $603 million is yet to be expended.

As we said, there’s a table in the press release that indicates we have eight vessels scheduled for delivery of the balance of this fiscal year. We believe that our cash flows in paying off the $600 million yet to be paid of the $851 million contracted, that it will be something in line with the balance of this fiscal year. We have commitments of about $156 million.

The ‘09 fiscal year, our commitments are about $267 million, and then the 2010 year and forward about $180 million at that point, so these are money amounts that are easily managed. We said we did buy some shares back during the quarter. Dean will give you a little bit more statistics on that.

And one final and positive item that you may not have seen yet, was we do have an ongoing tax case, a tax controversy between Tidewater and the IRS. Last week, late last week, the district court, the federal district court for the eastern district of Louisiana ruled in a summary judgment in favor of Tidewater. A total vindication of the Tidewater position. It’s too early to determine exactly where the Internal Revenue Service is going to go on their appeal. We would expect that there probably will be one but it’s an item that would free up approximately $30 million of equity back to the books if Tidewater’s position were ultimately maintained as we expect it to be and would have a slight effect on the tax rates as we go forward, perhaps to the tune of $0.1 or $0.2 per share on a go forward basis So obviously, good news in the first round of getting that one decided.

And once again, now since we are talking about dry dockings both from the expense point of view and the effect that they are starting to have on the revenue, we’ve asked Joe to prepare a few comments here today as to the timing and how they get bunched up. Joe, you have some comments on dry docking.

Joe Bennett —Tidewater—Principal Accounting Officer, Chief IR Officer, SVP

Yep, thank you, Keith. I wanted to mention, when we put our prerelease a week or so ago, I had quite a few questions in regard to dry dockings and why aren’t they more predictable. I just wanted to cover a couple of points and try to put it straight in people’s minds why the timing is so uncertain for dry dockings.

First off, most of our vessels are under regulatory requirements to do two dry dockings in a five-year period. There is flexibility in the timing of those dry dockings and that we can do the first dry docking, if we care to, after two years and then the next one wouldn’t be due for three more years, or vice versa, three years to begin with and then two years later, or anything in between. So obviously that middle year provides us quite a bit of flexibility. With that flexibility, we take into consideration customer demands. We take into consideration shipyard availability, things like that, that cause the — if you want to call it scheduled dry dockings to move around quite a bit, even within the quarter. So predicting, — I get questions oftentimes on dry dockings for the next year and, of course, we have our thoughts as to which ones we will do, which ones we have to do with drop dead dates, et cetera. But it does provide us a lot of flexibility to do what is right under the circumstances as we go through a quarter or any given period.

On top of that, I would just like to remind everybody that what our accounting policy is. Keith talked about an increase, an expected increase in dry docking expense during this coming December quarter. That’s only kind of half of the story. Our accounting policy is during the original depreciable life of our assets, in most cases for us, it’s 25 years, all dry dockings are expensed as incurred. After that original depreciable life is expended, then those dry dockings, because we’re extending the lives of those assets, are capitalized and depreciated over a two and a half year period, kind of in concert with that twice in five year period. So we could have any given quarter with higher or lower dry docking expense or capitalized dry dockings. So we, — as Keith said, we will try to give you more color as we move through quarters in regards to all of that. That’s all the comments I had in regards to that. I will turn it back to Dean.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Okay. Keith and Joe, thank you very much, Before we move to the Q&A session, Steve, why don’t you tell everyone what the breakdown is of our 50 vessels either on order or under construction?

Steve Dick —Tidewater—EVP

Sure. We continue to canvass the world on where we can get the most bang for our buck in the type of equipment that we are looking for. As it turns out today, we have got 50 vessels on order at various places and that will be China, that will be Indonesia/Singapore, India, Brazil, and, of course, the U.S. So, you know, it’s — the challenge today is to get the pricing that you want and also the delivery of the equipment. And that’s getting to be more of a challenge every day but I think we are managing that okay, and we are certainly getting some interesting pricing from around the world. So as it turns out, our breakdown of the vessels that we have got on order is the deepwater vessels.

The anchor handlers, we have six that are on order, and 11 PSVs for the replacement kind of the heart of Tidewater’s existing equipment, the anchor handlers from 4 to 8,000-horsepower. We have 16 of those on order and the medium sized PSVs eight of those, and the rest is made up of some tugs that we have got on order that have assignments, have contracts and will be going to those contracts and also some — some passenger carrying vessels for various of our clients. And as Keith said, that — when you put that all together, that is about $850 million of commitment that we have, and we are still — we are still looking at it, at those things. We are still looking at it opportunistically, being able to acquire equipment for a specific assignment as they come along. And I think we — we are kind of managing that okay. And that’s about — that’s about where we are at the moment. Dean?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Okay, Steve. Thank you very much. I will add just a few more comments about operations before we get into the Q&A session. As I mentioned in my opening remarks, the 6% day rate increase over the June quarter achieved by our international billing supply and straight supply vessels is a reflection of how strong offshore support vessels markets are globally. The importance of that segment of Tidewater’s fleet in the September quarter financial results should not be underestimated as it helped offset the slight decrease in sequential fleet utilization in the flat to slightly lower day rate comparisons for a number of our other vessel classes as Keith pointed out, which were also impacted to a certain extent by the dry dockings of the quarter.

Recently, oil and gas companies offered $2.9 billion in high bids to acquire acreage in the Gulf of Mexico. This acreage was located primarily in the deep water and mid depths water regions of the central Gulf. But nevertheless, reflects the growing confidence by our customers in the future of offshore markets globally. At the present time, the offshore drilling industry has 68 new floaters and 76 jack up drilling rigs under construction, all of which will be needed by the petroleum companies to drill their growing backlogs of worldwide leases in acreage both here an abroad and in both deep and shallow water. All of these rigs will require vessels to support their work.

New offshore technology developments continue to extend at the frontiers of applications for oil and gas companies and help to lower their funding and development costs. In an energy market increasingly constrained in meeting its oil production growth targets, every possible resource will need to be exploited. With our fleet renewal program, we are increasing our fleet flexibility to serve all of the growing offshore markets regardless of water depth. There seem to be a few factors at work that will alter the macro trends remarkably in the foreseeable future. Therefore, we will continue to renew and reposition our worldwide fleet as necessary to meet the market’s demands.

Over the past year, Tidewater’s operations and marketing personnel have done a superb job in adjusting our presence in the Gulf of Mexico market appropriately and repositioning vessels into more vibrant international markets. Once the largest and most important offshore market, the Gulf of Mexico has rapidly evolved into merely another regional offshore market.

Organizationally, Tidewater has also adapted by adding additional international responsibilities. Management team members who, only a few years ago, were totally dedicated to Gulf of Mexico operations, will continue to size our fleet and organization to meet the shifting markets within the gulf, although we will retain the ability to reposition assets into the gulf, if and when it should strengthen.

Operating in an almost totally international offshore vessel company is not without its challenges. Making sure that we have a robust compliance program that encompasses both the laws of the United States as well as those of every local country in which we operate, is a key objective. Increasing training and development of our internationally-based work force will be a key part of our efforts. As we take aggressive steps to advance our international presence and our international management team, we also are working hard to find and build the right mix of new vessels to compete successfully and to satisfy our customers’ needs.

Today as Steve told you, we have 50 vessels under construction that are part of our fleet renewal program that has seen us commit $2.4 billion since the year 2000 to either build or buy 179 new vessels. We continue to search for additional vessels to add to our fleet renewal program and are committed to spending annually at least $300 to $500 million for the next few years for vessels, assuming we can find them at the right price and of the right quality. New vessels represent only one of our corporate development goals. We continue to search for ways to significantly expand our fleet through an acquisition. However, as we have said before, we will pursue the right acquisition at the right time but only when we believe it can be done at the right price.

In the meantime, as Steve mentioned, we spent about $61 million in the quarter buying 950,000 of our shares. This leaves us with roughly $139 million of our $200 million share repurchase authorization available to take advantage of future market opportunities to further reduce our share count as an additional way to enhance shareholder value besides paying our $0.60 per share annual dividend. We will continue to strive to deliver outstanding returns to our shareholders while renewing our fleet’s earning capacity and fulfilling the operational and geographic needs of our customers. We are also dedicated to providing the safest work place possible for our 8,000 employees. As we do all of this, we do not lose sight of our obligation to be good stewards of our capital, our shareholders have entrusted to us. With that, Darlene, let’s open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) your first question comes from the line of Ken Sill.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Hi, Ken.

Ken Sill —Credit Suisse—Analyst

Good morning, guys.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

How are you doing?

Ken Sill —Credit Suisse—Analyst

Doing well. Enjoying the break in the weather, finally.

Keith Lousteau —Tidewater—CFO, EVP and Treasurer

Isn’t it nice?

Ken Sill —Credit Suisse—Analyst

It’s beautiful. I don’t think anybody in Houston wants to be at work today.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Well, let’s get off the phone and let’s get to it.

Ken Sill —Credit Suisse—Analyst

All right, let’s get to it. I was very interested to hear your comment of the increasing number of term and actually extended term of contracts internationally. I guess there’s good and bad with that. The good news is it gives you more visibility. The bad is that actually probably going to start slowing down the rate of increase internationally the AHTs? As you get more on term, I guess,. And where do we stand on that process is really the other question.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Well, we still have what we think a good mix, Ken, would be 50/50, maybe 50% of our vessels on term and 50% on spot or shorter term. So we think there’s still plenty of room for day rate increases as we turn some of these vessels up. You have seen — I think you yourself have been somewhat surprised at our ability to raise rates through time, and I’m not at the point where I feel like day rates are close to topping off.

Ken Sill —Credit Suisse—Analyst

Okay. And then you said there was — the terms were getting longer. Could you discuss what the term contracts — the duration it is now versus where they were say, a year ago?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Well, it used to be, I don’t know. I can’t go back and say whether it was a year ago or just what, but It used to be term contracts internationally were one to two years and with an outlier of maybe 3 to four years. But now, most of the operators are looking at two to three year contracts, and some of the outliers might be up as long as five years. So to us, that indicates that the operators continue to feel like they are going to be busy and they feel like they would like to lock in rates for longer periods of time. That may or may not be other company’s experience, but that has been ours.

Ken Sill —Credit Suisse—Analyst

And just a final question on that. Where are these contracts being signed relative to spot rates? Are you getting a little bit of a discount or are there silent term contracts in your current spot?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Well, some, we don’t have no discount. Some we don’t want to tie up vessels for a longer term, some in South America, for instance, we would expect to get a rate better than spot rates, It just depends on roughly 300 vessels internationally, it just depends on the opportunity, Ken, but each one we evaluate on its own merits and we don’t necessarily take a position that we are going to give a discount here for such and such term or pay a premium for us, have a premium for spot. We try to evaluate each on their own merits.

Ken Sill —Credit Suisse—Analyst

Okay. Thank you very much.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Okay, Ken. Good talking to you.

Operator

Your next question comes from the line of Pierre Conner.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Hello, Pierre.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

Gentlemen. Dean, first, my sympathies to you and the Tidewater family in your losses recently.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Thank you very much, Pierre.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

First, on the markets, Dean, the 220 some tow-and-tow and supply vessels, rate increases are very impressive. So I wanted to get into that a little bit more. Can you give us some metrics on the number of vessels in that segment that did roll? What percent of that class repriced during the quarter that allowed you to get that kind of an increase? Roughly maybe, if not exactly.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

We got everybody in here shaking their head, Pierre. I don’t think we track it by that metric.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

Somewhat on Ken’s question, Dean, I guess you have two trends going. You have some markets — and I will ask you about some of these markets in a second where you have some nice increases in the lead-in spots rate, it occurs. You are getting more term. I’m trying to carry this into subsequent quarters, obviously. If the entire fleet was able to get new pricing during the quarter, then I have to see some continued strength. If this is some percentage of the fleet that repriced, the remaining of the fleet has that opportunity as well.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Jeff is off in Angola on an assignment but, Steve, you want to take a stand by it? I think, Pierre, you can look at what just happened since the end of the quarter to what figures Keith gave you just now to show you that things are not topping off and, Keith, do you want to —

Keith Lousteau —Tidewater—CFO, EVP and Treasurer

We run monthly statistics, obviously when we get our monthly reports, Pierre, and it was interesting that every month, the day rate was up from the previous month. So it was — it’s hard to answer directly your original question.

We — for a long time, we have said we thought our international kind of average contract for this class was between a year and a quarter a year and a half. And that would have indicated 15 to 20% of the fleet turning over every quarter, but we saw day rate increases in every month, and the month of September was the greatest of the three to come to this number. And as we said, September, obviously, was much higher than the average for the quarter. So it’s — to answer your question, and it’s somewhat speculative, perhaps 25, 30, 35% of the international fleet turned over. We did add, I think a couple of vessels. A couple of the new deliveries went into this class that probably helped a little bit. Those are some vessels that are probably in the 18 to $20,000 range, but say 20, 25% of the class probably turned over during that quarter.

Steve Dick —Tidewater—EVP

Yeah, a little more color on it, too is that if you were to look at the 220 boats and people think of those as being our older class of boats, then they are probably correct. The split out of the numbers is about 180 of those are older boats and 40 are new boats. And each of those, obviously, have their own dynamics as they turn over with each of them getting different rates of increases as they flip over. So, that’s why it’s a little more complicated. We obviously know exactly what each one of our vessels are doing and which ones are rolling over, but it’s a real mix of activity within that big class.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

Okay. Well, now that commentary is helpful for us to think about what continued opportunities there are and that’s what I was getting at. Let me go down into some other markets then, Dean. Without, I suppose, disclosing too much where your competitors may want to chase into these markets. I think public data out there in ODFs indicates that in it looks like in the Asia Pacific region, there’s some, that just within the last two months, some nice increases in lead-in rates are jumping. And you have about 50 vessels sort of there. First, correct me if I’m wrong on that and then, is there something going on? Is that one of your stronger regions or would you point to something else stronger?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

What I would rather do is point to the weaker regions. There is not many. I think we’ve said before, of course, he Gulf of Mexico is one of its doldrum periods but I don’t know if that’s permanent. It’s been pronounced dead sea on more than one occasion. I think if you look geopolitically, sort of the macro picture, I think that the gulf will probably come back and I just returned along with some of my cohorts here from an industry conference and I think that just the macro picture is going to imply more and more pressure for our company to open up drilling off both coasts of our country. That’s going to take a while probably yet, but I think the Gulf of Mexico has a rule of law. The rules are well defined and are pretty well followed. I think that market will actually get better but it’s going to be a question of time. Another market that’s not very good for us in terms of relativity is the Middle East, except the India, India is a very fine market. But the Middle East tends to have more local competition, and tends to have a lot of old boats, hence they have a lot of relationship type contracts where somebody is a brother-in-law of the Sheikh or something like that, and so you don’t get a really good shot at the work but you take away those two exceptions and you can put your finger anywhere on the world and every place in the market, it’s pretty darn good.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

So equally strong among the remaining markets?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Yep.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

My last question, maybe more for Steve and it relates to the incremental vessels you added to the order book during the quarter. Were any of those ones that already had keels laid, i.e., did you pick it up, some that had been started under speculative or other term, or this all new stuff that you added to the order book and obviously the follow-on, is there still opportunity for some of those that are under construction?

Steve Dick —Tidewater—EVP

No, these were — some of them were vessels that were slated to be built, but in the future, and we — we stepped into other people’s shoes to take over the construction. The only other ones were some opportunistic buys where you would buy a vessel at a time to fulfill a requirement, but that — the shipyard orders were all orders that were in place, and we slipped in to take over the construction.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

Okay. So actually that was my question, about having the keel laid. But there were actually slots already that you’ve picked up?

Steve Dick —Tidewater—EVP

Yes.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

And then is that the predominant opportunity for you going forward? That if I look at this order book and I can calculate numbers, 500 and ultimately in 2011, is that your shopping list out of that future order book?

Steve Dick —Tidewater—EVP

I think it just depends on the opportunities. Some of them we were — there were vessels that we had specked out and then had shipyards make quotations on and we have awarded them, but we have not. So it’s a mixture but the ones in the last quarter, we are stepping into someone else’s slots.

Pierre Conner —Capital One Southcoast, Inc.—Analyst

Excellent, gentlemen, you have been kind. Thank you. I’l turn it back.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Thanks, Pierre. Good talking to you. Thanks for your sympathies.

Operator

The next question comes from the line of Michael [Farrow].

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Hello, Mike.

Michael Farrow Analyst

Good morning.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

How are you?

Michael Farrow Analyst

Not too bad, how are you? I want to touch just quickly on the term contract issue on the international side. We have seen terms shrink pretty dramatically for international jack ups over the last few months and they very much trended towards spot assets again. I want to ask, do you not expect to see any of that effect spill over into the OSV side?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

I’m not paying as much attention to the jack up companies probably as you are, but we are not seeing it. We are not seeing a reduction in terms and to the contrary, we track every opportunity almost daily and we are not seeing movement towards five charters internationally for our equipment. Certainly in the domestic market, that’s the trend. But we are not seeing that internationally and I don’t know — I think the big — there’s a couple of relatively big questions. One, of course, is when all the new rigs come into the market, will all of the old rigs keep working? And I think that’s the bigger question rather than whether or not we tend to have more spot charters and term charters. The bigger question, I think is, do all the old rigs work? If they do, then that’s one scenario. If they don’t, then that’s certainly another one.

Michael Farrow Analyst

Okay. Also, I wanted to ask about incremental opportunities to move OSVs out of the Gulf of Mexico shelf. How many more do you think you could reasonably take out and how many more would you want to take out?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

We don’t have a goal, Mike, per se. Again, we — our communications internally are pretty good. And what we do, and of course, we are an EVA program. We are all graded by — our bonuses are all paid based on EVA creation. So that tends to eliminate [parochialism] in terms of porting of assets.

The guys are very generous, one with the other in terms of moving equipment to better opportunities. So, the poor fellow that is managing our Gulf of Mexico business in the last year, he has probably lost 20 pieces of equipment and he’s gladly giving them up because he knows that ultimately, it’s better for the company. Whether do we have a goal? The goal is to increase EVA and profitability of our company and so as an opportunity develops internationally, we will look at it and see whether it makes more sense to keep a vessel in the gulf or not. I don’t think we have a goal. Our goal is profitability in EVA.

Michael Farrow Analyst

Okay. And are the opportunities, though, as prevalent as they were, say, six months ago? Do you still feel like you have a number of opportunities to bid equipment out there?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

We do. We sure do.

Michael Farrow Analyst

Okay. That’s good. And then I also wanted to jump back to the Middle East here, really quickly, where you talked about the discounts in some pricing that you get out there. We are probably going to see more recount growth there than in any other region over the next 18 months or so. Do you expect pricing out there to sort of eventually meet up to other international standards or at least get closer over the next year or so?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Absolutely. It should get closer and also I think that because of safety concerns, the Middle East will eventually become more like other markets simply because they are not going to tolerate poorly maintained equipment and poorly operated equipment, as they have in the past for a long time. For a long time, I mean, Saudi Aramco was not active offshore at all. And one of the things that I think belies their claim that they can increase production almost at the turn of a valve, they have chartered all of these jack ups for offshore work and it seems to me that that’s an indication that they can’t ramp up production as much as they had indicated that they could. But they — they are going to be much more demanding, I think, in terms of type of equipment they will accept into the market place. We see more and more international operators there in the Middle East as well and they are pretty demanding as to what kind of equipment they will allow to serve them.

On a whole, I think that the pricing will approximate better international pricings as we move forward.

Michael Farrow Analyst

Okay. That’s very helpful. And one last one, if I can. Rates in the Gulf of Mexico deepwater. I know you guys don’t have many vessels out there, but I saw they were kind of flattish this quarter. I think if I heard it correctly from Keith, that they are sort of down 1,200 or so versus the average. I wanted to get a sense of what was going on there.

Keith Lousteau —Tidewater—CFO, EVP and Treasurer

The nature of the mix in vessels, at one point we had an anchor handler, that was in there, the [Carlthorn] which is now operating out of Trinidad. So we moved out a vessel that, on a spot day, could have earned 50 to $75,000, and the addition of the new vessel that came out went on a nice term charter job that was, I think, a few dollars less than the average, too. So perhaps that did it, but even though I did give you a number that was about $1,200 less than the average for last quarter, that’s probably the mixture of spot work versus the term work that we now have there. I don’t think there’s been a meaningful movement in day rates in the deepwater gulf in the Gulf of Mexico. Just a quirk in some calculations, I’m afraid. And also a result of some vessels being on fire. And when they are on fire, the day rate averages goes down.

Michael Farrow Analyst

Okay. But you said the lead-in rates are sort of flattish in the deepwater Gulf of Mexico?

Keith Lousteau —Tidewater—CFO, EVP and Treasurer

For us, it is.

Michael Farrow Analyst

Okay. Great. Thank you very much, guys.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

I’m not sure that — I’m not sure that your comment on the deepwater rates in the gulf were flattish. I’m not sure that’s right. I think for the time being, that may be right but I’m not sure that that’s necessarily what the future market holds.

Michael Farrow Analyst

Okay.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

I hope I’m sufficiently confusing.

Michael Farrow Analyst

All right.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

I don’t think — I don’t think rates necessarily have left over to the Gulf of Mexico, if that makes any more sense.

Michael Farrow Analyst

It does. Fair enough. Thank you, sir.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Thanks.

Operator

Your next question comes from the line of Daniel Burke.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Hi, Daniel.

Daniel Burke —Johnson Rice & Company—Analyst

Good morning to all. Thank you for a little bit of the additional clarity in understanding how the 220 international coasts applies both in terms of categorization. I was curious, if you look at the 180 older vessels and you look at the 40 newer vessels within that class, is the trajectory of rate improvement in each vessel set similar or are the older vessels seeing more static rates and it’s really more, more you can back into this, that it’s more a mix shift that’s driving that rate improvement right now?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

You know, Daniel, in our presentations, we have a slide that shows the rate of progression of growth for the old vessels and the new vessels broken down. And if you look, certainly the rate of progression of rates for the older vessels is not as steep as that of the newer vessels. I think that’s probably about as good a way the answer to your question that I can give you. It’s just—the slope of that line certainly for the older vessels is not as steep as for the newer vessels.

Daniel Burke —Johnson Rice & Company—Analyst

Okay. And then one for Keith. Keith, I think I asked this question as well last quarter but simply the effects at guidance 147 to 149, if you were to look ahead at another quarter into your final quarter this fiscal year, maybe the dry dock expense line won’t be as agressive at that point? I guess what I’m trying to ask you is do you think that 147 to 149 is the number you’ll hold for the next two quarters or are we going to continue to see it creep on a sequential quarter basis?

Keith Lousteau —Tidewater—CFO, EVP and Treasurer

I would tell you that it’s something that we paid a lot of attention to here in the lat few days and we’ve beat up on our feel to give us some dry docking numbers for the last quarter. Now, I would tell you that today, I would actually take that number perhaps down a couple of million and tell you my range today for the fourth quarter would be 145 to 147 just because we anticipate dry dockings in the fourth quarter to be noticeably and meaningful less than they are scheduled for the December quarter now. So on the other hand, we’ll have the eight new vessels that won’t be into full time this quarter, but they will be fully operational for the next quarter. But operating cost, we would say 145 to 147 as we view the fourth quarter right now.

Daniel Burke —Johnson Rice & Company—Analyst

So in the fourth quarter, you get the full benefit of — a chunk after that’s coming in, and also across the suite, you’ll be looking at a lower level of dry dock? Is it your current impression?

Keith Lousteau —Tidewater—CFO, EVP and Treasurer

We will move the dry dock in the fourth quarter as now budgeted as it is.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Of a lower level of expense dry docks.

Daniel Burke —Johnson Rice & Company—Analyst

Okay. You’re right. I remember — I understand the difference. Okay.

Keith Lousteau —Tidewater—CFO, EVP and Treasurer

Okay.

Daniel Burke —Johnson Rice & Company—Analyst

And then maybe, Dean, just one last question. Selling older assets is obviously always part of the Tidewater model but given your use of an EVA model and the fact that you had the ability to deploy a lot more assets to your customer base internationally through the new bill deliveries recently, as well as the vessels coming out of the Gulf of Mexico, is there any opportunity to maybe increase the pace of sale of some of your older assets?

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Steve. I’m not going to dodge your question. I’m not going to compound it to Steve, but we have one guy that’s all he does, and he worries about disposal of assets. Of course, we tie one hand behind his back when we say we can’t sell to a competitor unless we feel like the competitor is not really a competitor, and that would mean the competitor is competing in a market that we’re really not much interested in.

I would say that sales have tended to, for whatever reason in the last couple of months, that it slowed down a little bit. It varies, it’s crazy. Sometimes, things would go as quiet, the phone won’t ring for two weeks and then the next week, you’ll sell seven vessels. And it’s hard to say but we like to do it in an orderly manner and we like to, again, make sure that these things are aren’t going to come back and haunt us in our business. It’s just hard to say, Daniel, how it’s going to play out in any one particular quarter. As of right now, we have a couple of things in the works but last year, as I recall at this time, I think all of a sudden, towards the end of the year, all of a sudden all kinds of things started happening. So it’s just hard to say.

Daniel Burke —Johnson Rice & Company—Analyst

Fair enough. Thanks for the comment.

Keith Lousteau —Tidewater—CFO, EVP and Treasurer

Thanks, Danny.

Operator

And there are no questions at this time.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Okay. I thank everyone for your participation in our call today. I wish everyone the best. Thank you for our interest in our company. Thanks.

Operator

This concludes today’s conference call. You may now disconnect.

Dean Taylor —Tidewater—Executive Chairman, CEO and President

Thank you. Darlene.

Operator

You’re welcome.

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